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@ENTERTAINMENT PLANS SEPTEMBER 1998 DIGITAL TELEVISION LAUNCH IN POLAND,
   TERMINATES LETTER OF INTENT TO DEVELOP POLISH LAUNCH WITH CANAL+

     WARSAW (POLAND) June 1, 1998 -- @Entertainment, Inc. (NASDAQ: ATEN) today announced that it has terminated its letter of intent with Telewizyna Korporacja Partycypacyjna ("TKP"), the parent company of Canal+Polska, to bring together @Entertainment's Wizja TV programming service and the CANAl+ Polska premium pay-television channel, and provide for the joint development and operation of a digital direct-to-home ("DTH") television service for the Polish market. The parties were unable to agree and execute definitive agreements for the joint venture by the deadline set forth in the letter of intent.

     "We are disappointed that the parties were not able to come to an agreement on all of the issues necessary to establish a joint venture between us," said Bob Fowler, Chief Executive Officer of @Entertainment. "Even though the letter of intent has been terminated, we have informed TKP that we remain available to discuss the remaining issues that separate us. We are resuming the launch process for Wizja TV and intend to launch the platform this week on our cable television systems and in September 1998 for the DTH market." The letter of intent had included a standstill agreement whereby @Entertainment had agreed, for a period ending May 31, 1998, not to launch its digital pay-television service in Poland.

     @Entertainment is the developer of both Wizja TV programming and digital DTH service. Through its Poland Communications, Inc. subsidiary, the Company owns and operates the largest cable television network in Poland with 847,634 subscribers at April 30, 1998.

     The aforementioned remarks contain forward-looking statements that involve risks and uncertainties, including without limitation those related to variables concerning the establishment or termination of the proposed joint venture, and the timing of the launch for the Company's digital DTH service.

   Press contacts for @Entertainment      Cathleen Mayrose (212-885-0474)
                                          Przemyslaw Szmyt (011-48-22-608-9825)



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